Exhibit 10.1

August 23, 2010

Mr. David B. Greenfield

c/o Bishop, Jackson & Kelly, LLC

PO Box 629

Stratford, CT 06615

Re:	Notice of Voluntary Resignation and Agreement Regarding Separation

Dear David:

This will confirm the agreement (the “Separation Agreement”), dated as of the date set forth above (the “Execution Date”) that has been reached with you in connection with your separation from employment with AXIS Specialty U.S. Services, Inc. and AXIS Capital Holdings Limited (together, the “Company”). You and the Company make this Separation Agreement for and in consideration of the exchange of promises and the payments and benefits recited herein.

1. Reference to Employment Agreement; Definition of Terms. Reference is made to that certain Employment Agreement of David Greenfield dated and effective as of September 8, 2006, as amended by that certain Amendment to the Employment Agreement of David Greenfield, dated December 29, 2008 (the “Employment Agreement”). Reference also is made to the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan (“Long-Term Equity Compensation Plan”). All capitalized terms herein have the meaning set forth either in this Separation Agreement, in the Employment Agreement, or in the Long-Term Equity Compensation Plan.

2. Notice of Voluntary Resignation. By executing this Separation Agreement you hereby give irrevocable notice of your Voluntary Resignation from the Company effective November 30, 2010, pursuant to Section 3(a)(v) of the Employment Agreement. The Company hereby accepts your Voluntary Resignation effective November 30, 2010. Pursuant to Section 10(c) of the Employment Agreement, the Company hereby waives the requirement in Section 3(a)(v) of the Employment Agreement that notice of Voluntary Resignation be given not less than six months in advance. For purposes of this Separation Agreement, the “Termination Date” shall be the earliest of (i) November 30, 2010, (ii) your death, or (iii) your termination following your permanent Disability (as defined in the Long-Term Equity Compensation Plan).

3. Section 3(d) of Employment Agreement Governs Notice Period. The parties acknowledge and reaffirm that during the Notice Period (to wit, the period between the date of this Separation Agreement and the Termination Date), the provisions of Section 3(d) of the Employment Agreement apply. Provided that you fulfill your obligations under this Separation Agreement and under your Employment Agreement, nothing in this Separation Agreement shall be construed to preclude you from seeking potential future employment to begin after the Termination Date.

4. Fulfillment of Section 3(e) of Employment Agreement – Resignations, General Release and Waiver. In accordance with Section 3(e) of the Employment Agreement, you hereby resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company), effective as of the Termination Date. You further agree to execute any additional documents as may be requested by the Company to effect your resignation from all such positions. You also agree, in accordance with Section 3(e) of the Employment Agreement, to execute and deliver to the Company a General Release and Waiver on, and effective as of, the Termination Date, in the form attached to this Agreement as Exhibit 1.

5. Waiver of Section 3(f) of Employment Agreement. In view of your Voluntary Resignation, you hereby waive, pursuant to Section 10(c) of the Employment Agreement, any and all rights under Section 3(f) of the Employment Agreement that you have, or that you would otherwise have during the Notice Period.

6. Payments and Benefits During Notice Period. During the Notice Period, and provided that you continue to be employed by the Company, the Company will pay to you your accrued and unpaid Base Salary through the Termination Date and an amount equal to such reasonable and necessary unreimbursed business expense incurred by you on behalf of the Company on or prior to the Termination Date, with such reimbursement being made not later than two and one half months after the end of the calendar year in which the expense was incurred, and will afford you all the employee benefits to which you may be entitled under, and in accordance with the terms of, all employee benefit plans in which you participate. For the avoidance of doubt, you and the Company acknowledge that during the Notice Period you will not be entitled to any award of Restricted Shares. You acknowledge and affirm that because of your Voluntary Resignation, and notwithstanding any provision of the Employment Agreement, you will not be entitled to any Annual Bonus for 2010, and that the amounts paid hereunder shall be in lieu of any Annual Bonus for 2010.

7. Forfeiture of Unvested Restricted Shares. You and the Company agree and confirm that because you are terminating your employment pursuant to Section 3(a)(v) of the Employment Agreement, the Restricted Shares previously granted to you that have not vested as of the Termination Date shall be forfeited, as stated in Section 2(c) of the Employment Agreement. In the event that for any reason any currently-unvested Restricted Shares vest during the Notice Period, then the amount set forth in Paragraph 8.a. shall be reduced by an amount in U.S. Dollars equal to the number of Restricted Shares that so vest during the Notice Period, multiplied by the closing price of an ordinary share, par value $0.0125 per share, of AXIS Capital Holdings Limited as of the close of trading on the first business day immediately following the date said shares vesting, as reported in the Wall Street Journal.

8. Severance Payments. Provided that you have not ceased employment with the Company prior to the Termination Date, commenced employment with another entity prior to the Termination Date, or are not otherwise in violation of the terms of this Separation Agreement and provided that there is not cause for termination of your employment as set forth in Section 3(a)(iii) of the Employment Agreement, you and the Company agree that the Company shall pay to you (or your Beneficiary) the severance payments identified in this Section 8. You agree that these payments are in lieu of any and all amounts that you might otherwise claim from the Company, except as to Base Salary and benefits earned through the Termination Date in accordance with Section 6 above, and pursuant to Section 10(c) of the Employment Agreement you hereby waive any claim of right to any payment, right or benefit under the Employment Agreement (including, without limitation, under Section 3(c) thereof)

other than those set forth in this Separation Agreement. Provided that you have executed and delivered to the Company the General Release and Waiver prescribed herein, and provided further that the statutory period during which you are entitled to revoke the General Release and Waiver has expired without revocation by you of the General Release and Waiver, the Company will make these payments on the schedule set forth herein:

a.	Four Million Eight Hundred Ninety Four Thousand and no/100 U.S. Dollars ($4,894,000), less tax and payroll withholding required by law, payable in a lump sum on the eighth (8th) day following the Termination Date; provided, that said amount shall be reduced to the extent specified in paragraph 7 above.

b.	Fifty-Three Thousand and no/100 U.S. Dollars ($53,000.00), less tax and payroll withholding required by law, payable in a lump sum on the date that is six months plus one day following the Termination Date.

c.	Fifty-Three Thousand and no/100 U.S. Dollars ($53,000.00), less tax and payroll withholding required by law, payable in a lump sum on the date that is twelve months following the Termination Date.

If you fail to timely execute and deliver to the Company the General Release and Waiver mentioned above or if you revoke any of the General Release and Waiver, the Company shall have no obligation to pay or provide to you the payments set forth in Sections 8.a., 8.b. and 8.c. above in this Agreement or payments required under the Employment Agreement.

9. Compliance with Section 409A of Internal Revenue Code. Notwithstanding any provisions of the Employment Agreement, you and the Company confirm that they understand and agree that it is possible that certain payments contemplated by this Agreement may be deemed by the appropriate authorities to be “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). No nonqualified deferred compensation payable hereunder shall be paid or be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A of the Code. Notwithstanding any other provision of this Agreement or the Employment Agreement to the contrary, in the event that payment of nonqualified deferred compensation made pursuant to this Agreement is based upon or attributable to your termination of employment and you are at the time of your termination a “Specified Employee” then any payment of nonqualified deferred compensation required to be made to you in the first six (6) months following your termination shall be deferred and paid in a lump sum to you on the date that is six (6) months and one day after the date of your “Separation from Service” within the meaning of Section 409A of the Code. You will be a “Specified Employee” for purposes of this Agreement if, on the date of your Separation from Service, you are an individual who, under the method of determination adopted by the Company, is designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-l(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

10. Reaffirmation of Obligations. You and the Company reaffirm that Sections 4, 5, 6, and 8 of the Employment Agreement are and remain in full force and effect according to their terms, and that nothing in this Separation Agreement shall be deemed to modify, limit or revoke any of said provisions. Pursuant to Section 10(c) of the Employment Agreement, effective as of the Termination Date you and the Company hereby mutually waive Sections 7 and 9 of the Employment Agreement with respect to any acts or omissions after the Termination Date.

11. Post-Termination Assistance and Cooperation. You agree to provide reasonable assistance and cooperation to the Company after your Termination Date to facilitate transition of responsibility, to provide information about matters relevant to your areas of responsibility, to provide testimony or consultation in connection with legal or regulatory matters of interest to the company, and in similar instances, all on reasonable notice from the Company, and on such terms and conditions as may be mutually agreed between the parties in connection with any such request by the Company. If and to the extent that the Company asks you to travel for those purposes, the Company will reimburse your travel expenses for such travel (hotel, air, rental car, taxi) in accordance with its then-current reimbursement policies for Company-related business travel by senior executives. The Company shall not be obligated to pay any other expenses under this paragraph unless it has given its prior approval of the expense in each specific instance, which approval shall not be unreasonably withheld, conditioned or delayed.

12. Nondisparagement.

a. You agree that at all times hereafter, you shall not make, or cause to be made, any public statement, observation or opinion that (i) accuses or implies that the Company or any of the Company’s senior executives engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company or any of the Company’s senior executives. Nothing in this Section 13 shall preclude you from providing truthful testimony in response to a legal subpoena or as required by law.

b. The Company agrees that at all times hereafter, neither it, its affiliates or any of their senior executives shall make, or cause to be made, any public statement, observation or opinion that (i) accuses or implies that you engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon your reputation. Nothing in this Section 13 shall preclude the Company from providing truthful testimony in response to a legal subpoena or as required by law.

13. Miscellaneous.

a. Except as otherwise expressly set forth in this Separation Agreement, to the extent necessary to carry out the intentions of the parties hereunder, the respective rights and obligations of the parties hereunder shall survive any termination of your employment. In the event of your death prior to the completion of scheduled payments under paragraph 8, any remaining amounts will be paid according to said schedule to your Beneficiary. You hereby designate your estate as your Beneficiary.

b. Any notice or other communication required or permitted under this Separation Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the relevant party at the address provided for such party herein:

To Greenfield:

c/o Bishop, Jackson & Kelly, LLC

PO Box 629

Stratford, CT 06615

To AXIS Capital Holdings Limited:

Axis Capital Holdings Limited

96 Pitts Bay Road

Pembroke, Bermuda HM08

Either party may change his or its designated address by written notification to the other, which notice shall be effective on the schedule set forth above.

c. Except to the extent that its provisions have been waived by this Separation Agreement, or rendered no longer applicable by your termination, the provisions of the Employment Agreement remain in full force and effect. This Separation Agreement, together with said provisions of the Employment Agreement and the General Release and Waiver (upon its execution as provided herein), constitute the entire agreement among you and the Company with respect to your employment with the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment. This Separation Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. Any amendment to this Separation Agreement must comply with the requirements of Code Section 409A.

d. The parties acknowledge and agree that the Company’s Bye-Laws are not superseded by this Agreement or the General Release and Waiver.

e. It is the desire and intent of the parties that the provisions of this Separation Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Separation Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained or incorporated in this Separation Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

f. This Separation Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Separation Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.

g. This Separation Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York, without reference to its choice of law rules. The parties hereby irrevocably consent to the jurisdiction of New York and courts located in New York for purposes of resolving any dispute under this Agreement and expressly waive any objections as to venue in any such courts.

h. You affirm and acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to execute and deliver this Separation Agreement, except for those set forth in or expressly referenced herein.

i. To the extent applicable, this Separation Agreement shall be administered in compliance with Internal Revenue Code Section 409A.

j. This Separation Agreement shall inure for the benefit of and shall be an obligation of the Company’s and your assigns and successors; provided, however, that you may not assign your duties and obligations hereunder to any other party.

By the respective signatures below, you and the Company agree to the terms set forth in this Separation Agreement.

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ David B. Greenfield	By:	/s/ Dennis B. Reding
	David B. Greenfield		Dennis B. Reding

AXIS SPECIALTY U.S. SERVICES, INC.

		By:	/s/ Gregory W. Springer
Gregory W. Springer

Enclosure: Exhibit 1 (General Release and Waiver)

GENERAL RELEASE AND WAIVER

In consideration of the payment by AXIS Capital Holdings Limited (the “Company”) to or for the benefit of David B. Greenfield (“Greenfield”) of the severance payments and benefits set forth in that certain Separation Agreement by and between David B. Greenfield, AXIS Capital Holdings Limited and AXIS Specialty U.S. Services, Inc. dated                  (“Separation Agreement”), which are acknowledged to be in excess of the Company’s obligations under that certain Employment Agreement of David Greenfield dated and effective as of September 8, 2006, as amended by that certain Amendment to the Employment Agreement of David Greenfield, dated December 29, 2008 (the “Employment Agreement”), and in compliance with Section 3(e) of the Employment Agreement, Greenfield hereby makes and delivers to the Company this General Release and Waiver (“Release”) as set forth herein:

1. Release of All Claims. Greenfield voluntarily, knowingly and willingly on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which he or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this General Release and Waiver is executed by Greenfield. In addition, this Release includes, without limitation, any rights or claims relating in any way to any and all employment relationships between Greenfield and the Company or any of the Company Releasees, or the termination thereof, arising under the Employment Act 2000 of Bermuda, the Human Rights Act 1981 of Bermuda, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), The Immigration Reform and Control Act, The Americans with Disabilities Act of 1990, The Age Discrimination in Employment Act of 1967 (“ADEA”), The Workers Adjustment and Retraining Notification Act, The Fair Credit Reporting Act, New York State Human Rights Law, New York Human Rights Law, New York Rights of Persons With Disabilities, New York Confidentiality of Records of Genetic Tests, New York Whistleblower Law, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Adoptive Parents’ Child Care Leave Law, New York Smokers’ Rights Law, New York Equal Pay Law, New York AIDS Testing Confidentiality Act, New York Nondiscrimination Against Genetic Disorders Law, New York Bone Marrow Leave Law, New York Equal Rights Law, New York Confidentiality of Records of Genetic Tests, New York Executive Law Section 290 et seq., The New York State Labor Relations Act, the general regulations of the New York State Division of Human Rights, The New York Labor Law, The New York Wage Hour and Wage Payment Laws, The New York Minimum Wage Law, as amended, The New York City Administrative Code, New York State Public Employee Safety and Health Act, New York Executive Law §290 et seg., the New York City Charter and

Administrative Code, New York Labor Law §740 et seq., the New York Legal Activities Law, New York Labor Law §201-d, the New York occupational safety and health laws, the New Jersey Law Against Discrimination – N.J. Rev. Stat. §10:5-1 et seq,, New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – NJ. Rev. Stat. §34:15-39.1 et seq., New Jersey Family Leave Act -N.J. Rev. Stat. §34:11B-1 et seq., New Jersey Smokers’ Rights Law – N.J. Rev. Stat. §34:6B-1 et seq., New Jersey Equal Pay Act – N.J. Rev. Stat. §34:11-56.1 et seq., New Jersey Genetic Privacy Act -N.J. Rev. Stat. Title 10, Ch. 5, §10:5-43 et seq., New Jersey Conscientious Employee Protection Act (Whistleblower Protection) – NJ. Stat. Ann. §34:19-3 et seq., New Jersey Wage Payment and Work Hour Laws, The New Jersey Public Employees’ Occupational Safety and Health Act- N.J. Stat. Ann. §34:6A-25 et seq., New Jersey Fair Credit Reporting Act, and the New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination, and any other federal, state or local law, statute, rule, regulation, or ordinance, any public policy, contract, tort, or common law whether of any state in the United States or Bermuda; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

2. Acknowledgements and Affirmations.

a. Greenfield affirms and agrees that the Company has fulfilled all of its obligations to him under Bermudan employment law, including without limitation the Employment Act 2000 as may be amended from time to time, and has not violated his rights under Bermudan employment law. Greenfield affirms and acknowledges that the payments made under the Separation Agreement fully, fairly and finally compensate him for any and all monies that may be due or become due to him under Bermudan law in connection with his employment or termination of his employment, including without limitation any severance allowance or repatriation expenses.

b. By signing this Release, Greenfield represents that Greenfield has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees. Greenfield further represents that he will not be entitled to any personal recovery in any action or proceeding of any nature whatsoever against the Company or any of the other Company Releasees that may be commenced on his behalf arising out of any of the matters released hereby.

c. Greenfield agrees and acknowledges that the Company has fully satisfied any and all obligations owed him to arising out of his employment with the Company (or the termination thereof), and no further sums are owed to him by the Company except as expressly provided in the Separation Agreement.

Greenfield also affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled except as expressly provided in the Separation Agreement. Greenfield affirm he has been granted any leave to which he was entitled under the Employment Act 2000 of Bermuda, the Family and Medical Leave Act or similar state or local leave or disability accommodation laws. Greenfield further affirms that he has no known workplace injuries or occupational diseases.

3. Return and Possession of Property. Greenfield affirms that he has returned all of the Company’s property, documents, and/or any confidential information in his possession or control. Greenfield also affirms that he is in possession of all of his property that he had at the Company’s premises and that the Company is not in possession of any of his property.

4. Effect of Violation by Greenfield of Employment Agreement. Greenfield affirms and acknowledges that the provisions of Sections 4, 5, 6, and 8 of the Employment Agreement remain in full force and effect as to him according to their terms.

5. No Admission by Company. The Company’s acceptance and acknowledgement of this Release and the payments and benefits set forth herein are not, and shall not be construed as, any admission of liability or wrongdoing on the part of the Company or any of the Company Releasees.

6. Revocation Rights. GREENFIELD IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS GENERAL RELEASE AND WAIVER. GREENFIELD ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS GENERAL RELEASE AND WAIVER.

GREENFIELD MAY REVOKE THIS GENERAL RELEASE AND WAIVER FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY’S GENERAL COUNSEL AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR

AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE COMPANY’S GENERAL COUNSEL OR HIS OR HER DESIGNEE, OR MAILED TO THE COMPANY’S GENERAL COUNSEL AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER GREENFIELD SIGNS THIS AGREEMENT AND GENERAL RELEASE.

GREENFIELD AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

GREENFIELD FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS GREENFIELD HAS OR MIGHT HAVE AGAINST RELEASEES.

7. No Assignment; Intended Beneficiaries. This Agreement is personal to Greenfield and may not be assigned by Greenfield. This Agreement inures and will inure to the benefit of the Company and the other Company Releasees.

8. Modification and Waiver. This Agreement may not be changed orally, but may be changed only in a writing that expressly refers to this Agreement and that is signed by Greenfield and by a duly authorized representative of the Company. The failure of Greenfield or the

Company to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by Greenfield or the Company of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

9. Descriptive Headings. The Section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

10. Enforceability. It is the desire and intent of the parties that the provisions of this General Release and Waiver shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this General Release and Waiver is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

11. Each Party the Drafter. This General Release and Waiver, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release and Waiver because that party drafted or caused that party’s legal representatives to draft any of its provisions.

12. Governing Law. This General Release and Waiver shall be governed by, and construed and enforced in accordance with, the laws of New York, without reference to its choice of law rules. The parties hereby irrevocably consent to the jurisdiction of New York and courts located in New York for purposes of resolving any dispute under this General Release and Waiver and expressly waive any objections as to venue in any such courts.

13. No Other Assurances. Greenfield affirms and acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to execute and deliver this General Release and Waiver, except for those set forth in or expressly referenced herein.

Now therefore, intending to be fully and irrevocably bound by the terms hereof, David B. Greenfield has executed this General Release and Waiver and has delivered it to AXIS Capital Holdings Limited as of this ___ day of                     , 2010.

Executed and delivered by:		Accepted by:

AXIS CAPITAL HOLDINGS LIMITED

By:		By:
David B. Greenfield